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Pricing Supplement No.3 dated August 22, 1997                     Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                 ADVANTA CORP.
                     VALUE NOTES(SM), SERIES A - FIXED RATE

================================================================================
Cusip No.:  00757GAC3                                   Interest Rate: 7.10%
Aggregate Principal Amount: $172,000                    Maturity Date: 8/28/2000
Total Agents' Discount or Commission: $1,720            Issue Date: 8/27/97
Net Proceeds to Issuer:  $170,280                       Trade Date:  8/22/97
================================================================================

---------------------------------------------------------------------------------------------------------------
                                                                      Agent's Discount     Net Proceeds to
               Name of Agent                   Principal Amount         on Commission          Issuer
---------------------------------------------------------------------------------------------------------------
Legg Mason Wood Walker, Incorporated               $147,000               $1,470               $145,530
---------------------------------------------------------------------------------------------------------------
Sage Rutty & Co.                                   $ 25,000               $  250               $ 24,750
---------------------------------------------------------------------------------------------------------------

Interest Payment Dates:  September 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including July 15, 2000 and on the Maturity Date.

Day Count Convention:

         [ X ]   30/360 for the period from 8/27/97 to 8/27/2000

Redemption:

         [ X ]   The Notes cannot be redeemed prior to the Stated Maturity Date.

         [   ]   The Notes may be redeemed prior to the Stated Maturity Date.
                 Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption
                 Percentage is 100% of the principle amount.

Form:    [ X ]   Book Entry

Agent acting in the capacity as indicated below:

         [ X ]   Agent                            [   ]     Principal

If as Principal:

         [   ]   The Notes are being offered at varying prices related to
                 prevailing market prices at the time of resale.

         [   ]   The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

       The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[   ]  Other Provisions:

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[   ]  PaineWebber Incorporated

                          [ X ]  Legg Mason Wood Walker, Incorporated

                                                      [ X ]  Sage Rutty & Co.